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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            AXENT TECHNOLOGIES, INC.

                              AXQUISITION TWO, INC.

                                       AND

                              RAPTOR SYSTEMS, INC.



                                DECEMBER 1, 1997

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



                                TABLE OF CONTENTS

ARTICLE I:  THE MERGER .........................................................  1
  1.1  The Merger ..............................................................  1
  1.2  The Closing .............................................................  1
  1.3  Actions at or Concurrently with the Closing .............................  2
  1.4  Additional Action .......................................................  2
  1.5  Conversion of Shares ....................................................  2
  1.6  Exchange of Shares ......................................................  3
  1.7  Dividends ...............................................................  4
  1.8  Fractional Shares .......................................................  4
  1.9  Options .................................................................  5
  1.10 Certificate of Incorporation ............................................  6
  1.11 By-laws .................................................................  6
  1.12 Directors and Officers ..................................................  6
  1.13 No Further Rights .......................................................  6
  1.14 Closing of Transfer Books ...............................................  6
ARTICLE II: REPRESENTATIONS AND WARRANTIES OF RAPTOR ...........................  7
  2.1  Organization, Qualification and Corporate Power .........................  7
  2.2  Capitalization ..........................................................  7
  2.3  Authorization of Transaction ............................................  8
  2.4  Noncontravention ........................................................  8
  2.5  Subsidiaries ............................................................  9
  2.6  Financial Statements .................................................... 10
  2.7  Absence of Certain Material Adverse Changes ............................. 10
  2.8  Undisclosed Liabilities ................................................. 10
  2.9  Tax Matters ............................................................. 11
  2.10 Assets .................................................................. 12
  2.11 Owned Real Property ..................................................... 12
  2.12 Intellectual Property ................................................... 13
  2.13 Real Property Leases .................................................... 15
  2.14 Contracts ............................................................... 15
  2.15 Insurance ............................................................... 15
  2.16 Litigation .............................................................. 16
  2.17 Employees ............................................................... 16
  2.18 Employee Benefits ....................................................... 17


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
  2.19 Environmental Matters ................................................... 19
  2.20 Legal Compliance ........................................................ 20
  2.21 Permits ................................................................. 20
  2.22 Certain Business Relationships With Affiliates .......................... 20
  2.23 Fees .................................................................... 20
  2.24 Books and Records ....................................................... 20
  2.25 Pooling ................................................................. 21
  2.26 Company Action .......................................................... 21
  2.27 Disclosure .............................................................. 21
  2.28 Fairness Opinion ........................................................ 21
ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF AXENT
  AND THE TRANSITORY SUBSIDIARY ................................................ 21
  3.1  Organization ............................................................ 22
  3.2  Capitalization .......................................................... 22
  3.3  Authorization of Transaction ............................................ 23
  3.4  Noncontravention ........................................................ 23
  3.5  Subsidiaries ............................................................ 24
  3.6  Reports and Financial Statements ........................................ 24
  3.7  Absence of Material Adverse Changes ..................................... 25
  3.8  Undisclosed Liabilities ................................................. 25
  3.9  Tax Matters ............................................................. 25
  3.10 Assets .................................................................. 26
  3.11 Owned Real Property ..................................................... 27
  3.12 Intellectual Property ................................................... 27
  3.13 Real Property Leases .................................................... 29
  3.14 Contracts ............................................................... 29
  3.15 Insurance ............................................................... 30
  3.16 Litigation .............................................................. 30
  3.17 Employees ............................................................... 30
  3.18 Employee Benefits ....................................................... 31
  3.19 Environmental Matters ................................................... 33
  3.20 Legal Compliance ........................................................ 33
  3.21 Permits ................................................................. 33
  3.22 Certain Business Relationships With Affiliates .......................... 33
  3.23 Fees .................................................................... 33


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
  3.24 Books and Records ....................................................... 34
  3.25 Pooling ................................................................. 34
  3.26 Company Action .......................................................... 34
  3.27 Disclosure .............................................................. 34
  3.28 Interim Operations of the Transitory Subsidiary ......................... 34
  3.29 Fairness Opinion ........................................................ 35
  3.30 Registration Rights ..................................................... 35
ARTICLE IV:  COVENANTS ......................................................... 35
  4.1  Best Efforts ............................................................ 35
  4.2  Notices and Consents .................................................... 35
  4.3  Special Meeting, Prospectus/Proxy Statement and Registration Statement .. 35
  4.4  Conduct of Businesses ................................................... 37
  4.5  Operation of Business of Raptor ......................................... 38
  4.6  Operation of Business of Axent .......................................... 40
  4.7  Full Access ............................................................. 40
  4.8  Notice of Breaches ...................................................... 40
  4.9  Exclusivity ............................................................. 41
  4.10 Pooling Accounting; Agreements From Affiliates .......................... 42
  4.11 Voting Agreements ....................................................... 43
  4.12 Merger Shares; Stock Options ............................................ 43
  4.13 Public Disclosure ....................................................... 43
  4.14 Tax-Free Reorganization ................................................. 43
  4.15 Confidentiality ......................................................... 43
  4.16 Axent's Board of Directors .............................................. 44
  4.17 Registration Rights to Certain Raptor Affiliates ........................ 44
  4.18 Qualification of Subsidiaries ........................................... 44
  4.19 Indemnification ......................................................... 44
ARTICLE V:  CONDITIONS TO CONSUMMATION OF MERGER ............................... 46
  5.1  Conditions to Each Party's Obligations .................................. 46
  5.2  Conditions to Obligations of Axent and the Transitory Subsidiary ........ 47
  5.3  Conditions to Obligations of Raptor ..................................... 48
ARTICLE VI:  TERMINATION ....................................................... 49
  6.1  Termination of Agreement ................................................ 49
  6.2  Effect of Termination ................................................... 51


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
ARTICLE VII:  MISCELLANEOUS .................................................... 52
  7.1  No Third Party Beneficiaries ............................................ 52
  7.2  Entire Agreement ........................................................ 52
  7.3  Succession and Assignment ............................................... 52
  7.4  Counterparts ............................................................ 52
  7.5  Headings ................................................................ 52
  7.6  Notices ................................................................. 52
  7.7  Governing Law ........................................................... 54
  7.8  Amendments and Waivers .................................................. 54
  7.9  Severability ............................................................ 54
  7.10 Expenses ................................................................ 55
  7.11 Specific Performance .................................................... 55
  7.12 Construction ............................................................ 55
  7.13 Incorporation of Exhibits and Schedules ................................. 55
  7.14 Non-Survivability of Provisions ......................................... 55

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



                                    EXHIBITS

EXHIBIT A     Certificate of Incorporation of Surviving Corporation

EXHIBIT B     By-laws of Surviving Corporation

EXHIBIT C     Raptor Affiliate's Agreement

EXHIBIT D     Axent Affiliate's Agreement

EXHIBIT E     Raptor Voting Agreement

EXHIBIT F     Axent Voting Agreement

EXHIBIT G     Stock Option Exchange Agreement

EXHIBIT H     Opinion of Counsel to Axent

EXHIBIT I     Opinion of Counsel to Raptor



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



                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of December 1, 1997 by and among AXENT TECHNOLOGIES, INC., a Delaware corporation ("Axent"), AXQUISITION TWO, INC., a Delaware corporation and a wholly-owned subsidiary of Axent (the "Transitory Subsidiary"), and RAPTOR SYSTEMS, INC., a Delaware corporation ("Raptor"). Axent, the Transitory Subsidiary and Raptor are referred to collectively herein as the "Parties."

         This Agreement contemplates a merger of the Transitory Subsidiary with and into Raptor in a transaction that will qualify under Section 368(a) of the Code (as defined below). In such merger, the shareholders of Raptor will receive capital stock of Axent in exchange for their capital stock of Raptor.

         NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   THE MERGER

         1.1   THE MERGER.

         Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into Raptor (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and Raptor shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which Raptor and the Transitory Subsidiary file the certificate of merger prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects specified in this Agreement and in Section 259 of the Delaware General Corporation Law.

         1.2   THE CLOSING.

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Piper & Marbury, L.L.P., 1200 Nineteenth Street, N.W., Washington, D.C., commencing at 10:00 a.m. local time on January 31, 1998, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate

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the transactions contemplated hereby, but in no event later than ten days following such satisfaction or waiver of such conditions (the "Closing Date").

         1.3   ACTIONS AT OR CONCURRENTLY WITH THE CLOSING.

         At the Closing, (a) Raptor shall deliver to Axent and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2, (b) Axent and the Transitory Subsidiary shall deliver to Raptor the various certificates, instruments and documents referred to in Section 5.3, and
(c) Axent shall deliver certificates for the Merger Shares (as defined below) to Boston EquiServ LP as exchange agent (the "Exchange Agent") in accordance with
Section 1.6. At or concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware General Corporation Law.

         1.4 ADDITIONAL ACTION.

         The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either Raptor or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

         1.5   CONVERSION OF SHARES.

         As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, $.01 par value, of Raptor ("Raptor Common Stock") or capital stock of the Transitory Subsidiary:

               (a) Each issued and outstanding share of the capital stock of the Transitory Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

               (b) Any shares of Raptor Common Stock owned by Axent or the Transitory Subsidiary shall be canceled and retired and shall cease to exist, and no stock of Axent or other consideration shall be delivered in exchange therefor. All shares of common stock, $.02 par value, of Axent ("Axent Common Stock") owned by Raptor shall remain unaffected by the Merger.

               (c) Subject to Section 1.6, each issued and outstanding share of Raptor Common Stock (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive eight-tenths (.80) (the "Exchange Ratio") of a fully paid and nonassessable share of Axent Common Stock (all such stock received in such conversion, the "Merger Shares") (which amount will be adjusted for any stock split or stock dividend with respect to the Axent Common Stock or Raptor Common Stock effected between the date of this Agreement and the Effective Time). All such shares of


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         Raptor Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive Axent Common Stock and any cash in lieu of fractional shares of Axent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6, without interest.

         1.6   EXCHANGE OF SHARES.

               (a) "Raptor Shareholders" means the holders of the Raptor Common Stock.

               "Raptor Shares" means shares of Raptor's equity securities actually held by each Raptor Shareholder.

               (b) Prior to the Effective Time, Axent shall appoint the Exchange Agent to effect the exchange for the Merger Shares of certificates that, immediately prior to the Effective Time, represented Raptor Shares converted into Merger Shares pursuant to Section 1.5 ("Certificates"). On the Closing Date, Axent shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5(c). Within thirty (30) days after the Effective Time, Axent shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to
         Section 1.5(c). Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5(c). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to Section 1.5(c). Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

               (c) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Raptor Shares for any Merger Shares issuable to such holder pursuant to

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


         Section 1.5(c) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Axent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5(c). The Board of Directors of Axent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to submit to Axent an affidavit, to give to Axent an indemnity against any claim that may be made against Axent with respect to the Certificate alleged to have been lost, stolen or destroyed, and to provide such other assurances and execute such other instruments as the Exchange Agent may require.

               (e) Promptly following the date which is twelve months after the Closing Date, the Exchange Agent shall return to Axent all Merger Shares in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to Axent and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to Section 1.5(c).


         1.7   DIVIDENDS.

         No dividends or other distributions that are payable to the holders of record of Axent Common Stock as of a date on or after the Closing Date shall be paid to former Raptor Shareholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with
Section 1.6. Upon such surrender, Axent shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Axent Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.


         1.8   FRACTIONAL SHARES.

         No certificates or scrip representing fractional Merger Shares shall be issued to former Raptor Shareholders upon the surrender for exchange of Certificates, and such former Raptor Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Axent with respect to any fractional Merger Shares that would otherwise be issued to such former Raptor Shareholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Raptor Shareholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the average of the last reported sale prices of Axent Common Stock on The NASDAQ National Market for the ten (10) trading days




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

immediately preceding the Effective Time multiplied by the fraction of a share that such Raptor Shareholder would otherwise be entitled to receive. The fractional share interests of each former holder of Raptor Common Stock will be aggregated, and no former holder of Raptor Common Stock will receive cash in an amount greater than or equal to the value of one full share of Axent Common Stock.

         1.9 OPTIONS.

               (a) As of the Effective Time, all options to purchase Raptor Shares issued by Raptor pursuant to its 1995 Stock Option and Grant Plan, as amended and restated (the "Raptor Stock Option Plan"), or pursuant to the resolution of Raptor's Board of Directors or the Compensation Committee thereof ("Options"), whether vested, unvested or subject to repurchase by Raptor following such exercise, which are outstanding and not exercised immediately prior to the Effective Time, shall be exchanged for options for Axent Common Stock to be issued by Axent. Axent and Raptor shall enter into the Stock Option Exchange Agreement in the form attached hereto as EXHIBIT G. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, such number of shares of Axent Common Stock as is equal to the number of Raptor Shares subject to the unexercised portion of such Option multiplied by the Exchange Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such exchanged Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Exchange Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). Except for any acceleration and termination, the term, exercisability (including any acceleration of exercisability as a result of this transaction), vesting schedule, repurchase provisions, status as an "incentive stock option" under
         Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options in effect immediately prior to the Effective Time and after giving effect to any acceleration of vesting for such Options as a result of this transaction shall otherwise remain unchanged. Axent acknowledges that the unvested Options are subject to automatic acceleration of vesting pursuant to the terms of the Raptor Stock Option Plan and related agreements as a result of the consummation of this transaction.

               (b) As soon as practicable after the Effective Time, Axent or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).


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


               (c) Axent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Axent Common Stock for delivery upon exercise of the Options exchanged in accordance with this
         Section 1.9. As soon as practicable after the Effective Time, and in any event no later than 30 days after the Closing, Axent shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Axent Common Stock subject to such Options, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

               (d)   Axent's obligations for each Option pursuant to this
         Section 1.9 shall be subject to the execution and delivery, to the extent required, by the holder of such Option, a consent, in the form of the Stock Option Exchange Agreements, to the terms hereof. Raptor shall use its best efforts to obtain, prior to the Closing, the consent from each holder of an Option to the amendment of such Option pursuant to this Section 1.9.

         1.10  CERTIFICATE OF INCORPORATION.

         The Certificate of Incorporation of Raptor shall be amended and restated substantially in the form set forth in EXHIBIT A hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation.

         1.11  BY-LAWS.

         The By-laws of the Surviving Corporation shall be amended and restated substantially in the form set forth in EXHIBIT B hereto and, as so amended and restated, shall be the By-laws of the Surviving Corporation.

         1.12  DIRECTORS AND OFFICERS.

         The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation after the Effective Time. The officers of the Transitory Subsidiary immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation after the Effective Time, in each case until their respective successors are duly elected or appointed.

         1.13  NO FURTHER RIGHTS.

         From and after the Effective Time, no Raptor Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

         1.14  CLOSING OF TRANSFER BOOKS.

         At the Effective Time, the stock transfer books of Raptor shall be closed and no transfer of Raptor Shares shall thereafter be made. If, after the Effective Time, Certificates are presented


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

to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for Merger Shares in accordance with Section 1.5(c).

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF RAPTOR


         Raptor represents and warrants to Axent and the Transitory Subsidiary that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule") or except where the failure to comply or fulfill, accurately state, accurately represent or accurately warrant would not have a material adverse effect on the business of Raptor.

         2.1   ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

         Raptor is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Raptor is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except as disclosed in
Section 2.1 of the Disclosure Schedule. Raptor has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Raptor has furnished or made available to Axent true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter "Certificate of Incorporation" and "By-laws," respectively). Raptor is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws, each as amended to date.

         2.2 CAPITALIZATION.

               (a) The authorized capital stock of Raptor consists of 35,000,000 shares of Raptor Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value per share ("Raptor Preferred Stock"). As of the date hereof: (i) 13,568,695 shares of Raptor Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Raptor Preferred Stock are issued or outstanding; (iii) no shares of Raptor Common Stock or Raptor Preferred Stock were held in the treasury of Raptor; and (iv) 3,678,852 shares of Raptor Common Stock were reserved for issuance under 1995 Raptor Stock Option Plan. All shares of Raptor Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as provided in Section 2.2 of the Disclosure Schedule, there are no obligations, contingent or otherwise, of Raptor to repurchase, redeem or otherwise acquire any shares of Raptor Common Stock.

               (b) Except as set forth in this Section 2.2 and except under the 1995 Raptor Stock Option Plan or any related agreement in effect as of the date of this Agreement,


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



         there are no equity securities of any class of Raptor, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except pursuant to the Raptor Stock Option Plan or any related agreement in effect as of the date of this Agreement or as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Raptor is a party or by which it is bound obligating Raptor to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Raptor or obligating Raptor to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Raptor, as of the date of the Agreement and except such ancillary agreements as are required by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Raptor.

         2.3   AUTHORIZATION OF TRANSACTION.

         Raptor has the corporate power and authority to execute and deliver this Agreement and the Stock Option Exchange Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Stock Option Exchange Agreements and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Raptor Shares entitled to vote on this Agreement and the Merger voting in accordance with the Delaware General Corporation Law and the Certificate of Incorporation and By-laws of Raptor (the "Requisite Raptor Shareholder Approval"), the performance by Raptor of this Agreement and the Stock Option Exchange Agreements and the consummation by Raptor of the transactions contemplated hereby and thereby have been duly and validly authorized by the necessary corporate action on the part of Raptor. This Agreement and the Stock Option Exchange Agreements have been duly and validly executed and delivered by Raptor and, assuming the due authorization, execution and delivery by Axent and the Transitory Subsidiary, constitute a valid and binding obligation of Raptor, enforceable against Raptor in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         2.4   NONCONTRAVENTION.

         Except as disclosed in Section 2.4 of the Disclosure Schedule and subject to compliance by Raptor with any obligations it may have relating to (i) the applicable requirements of the Securities Act, (ii) any applicable state or foreign securities laws, (iii) the filing of the Certificate of Merger as required by the Delaware General Corporation Law, and (iv) the filing with the Securities and Exchange Commission (the "SEC"), the National Market System (the "NMS") and the National Association of Securities Dealers (the "NASD") of any registration statement and the declaration by the SEC of the effectiveness of such registration statement, neither the execution and delivery of this Agreement and the Stock Option Exchange Agreements by Raptor, nor the consummation by Raptor of the transactions contemplated hereby and thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Raptor, (b) require on the part of Raptor or any of its Subsidiaries (as defined in Section 2.5) any filing with, or any permit, authorization, consent or approval of, any United States federal or state court, arbitrational tribunal, administrative agency or commission or other United States federal or state governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which Raptor or any of its Subsidiaries is a party or by which Raptor or any of its Subsidiaries is bound or to which any of their assets are subject, (d) result in the imposition of a Security Interest upon any assets of Raptor or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Raptor, any of its Subsidiaries or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of Raptor and not material to Raptor.

         2.5   SUBSIDIARIES.

         Except as disclosed by Raptor in its most recent Raptor Report (as defined in Section 2.6 below) as required by Item 601 of Regulation S-K under the Securities Act, and except as set forth in Section 2.5 of the Disclosure Schedule, Raptor does not have the power, directly or indirectly, to vote or direct the voting of, securities sufficient to elect the majority of the directors of any corporation (a "Subsidiary") and does not control, directly or indirectly, or have any direct or indirect controlling equity interest, or any commitment to acquire any such direct or indirect controlling equity interest, in any corporation, partnership, joint venture, association, trust, or other business organization. Each Subsidiary is a corporation duly organized, validly existing and in corporate good standing (to the extent such good standing is recognized in the jurisdiction of incorporation) under the laws of the jurisdiction of its incorporation. Each Subsidiary has the requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Raptor has delivered or made available to Axent correct and complete copies of the charter of each Subsidiary, as amended to date, and prior to Closing will deliver or make available to Axent correct and complete copies of the By-laws of each Subsidiary, as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or Bylaws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either Raptor or any Subsidiary or any nominee are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act, state securities laws or foreign securities laws), written claims, Security Interests, options, warrants, rights, contracts and calls. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Raptor or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.

         2.6   FINANCIAL STATEMENTS.

         Raptor has previously furnished or made available to Axent complete and accurate copies, as amended or supplemented, of its (a) Registration Statement on Form S-1 which was declared effective by the SEC on February 6, 1996, and (b) all other reports filed by Raptor under Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") with the SEC since February 6, 1996 (such reports are collectively referred to herein as the "Raptor Reports"). The Raptor Reports constitute all of the documents required to be filed by Raptor under Sections 13, 14 or 15(d) of the Exchange Act with the SEC. As of their respective dates, the Raptor Reports complied in all material respects with applicable SEC and NASDAQ requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Raptor included in the Raptor Reports (i) complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Raptor as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Raptor.

         2.7   ABSENCE OF CERTAIN MATERIAL ADVERSE CHANGES.

         Since September 30, 1997, there has not been any material adverse change in the assets, business, financial condition or results of operations of Raptor and its Subsidiaries (taken as a whole), nor has there occurred any event which should reasonably be foreseen to result in such a material adverse change in the future.

         2.8   UNDISCLOSED LIABILITIES.

         Neither Raptor nor its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against the September 30, 1997 unaudited consolidated balance sheet of Raptor and its Subsidiaries ("Raptor Most Recent Balance Sheet"), (b) liabilities which have arisen since September 30, 1997 in the Ordinary Course of Business, (c) contractual or statutory liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, (d) liabilities disclosed in Section 2.8 of the Disclosure Schedule, and (e) liabilities adequately reserved against or disclosed in writing.

         2.9   TAX MATTERS.

               (a) Except as set forth in Section 2.9 of the Disclosure Schedule, Raptor and its Subsidiaries has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of Raptor and its Subsidiaries has paid or will pay all Taxes (as defined below) that are due on or before the Closing Date, whether or not shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which Raptor is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of Raptor and its Subsidiaries for Tax Periods through the date of the Raptor Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Raptor Most Recent Balance Sheet. Neither Raptor nor any of its Subsidiaries has any actual or, to their knowledge, potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Raptor during a prior period) other than Raptor. All Taxes that Raptor or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

                     (i) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that Raptor or any of its Subsidiaries, or Axent or any of its Subsidiaries, as applicable, is liable to pay by law.

                     (ii) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                      (iii) For purposes of determining the amount of Taxes attributable to a specified period (e.g., the period from the date of the Raptor Most Recent Balance Sheet through the Closing
               Date) other than a Tax Period, each Tax shall be computed as if the specified period were a Tax Period. For purposes of this paragraph (iii), a Tax Period means a period for which a Tax is required to be computed under applicable statues and regulations.

               (b) No examination or audit or any Tax Returns of Raptor or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the actual knowledge of Raptor, threatened or contemplated. Raptor has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

               (c) Raptor is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of Raptor are subject to an election under Section 341(f) of the Code. Raptor is not a party to any Tax allocation or sharing agreement, other than an agreement to which only Raptor and its Subsidiaries are parties.

               (d) Raptor is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only Raptor and its Subsidiaries are members.

               (e) Raptor has not taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization under the provisions of Section 368(a) of the Code.

         2.10  ASSETS.

         Each of Raptor and its Subsidiaries has good and marketable title to all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Raptor (tangible or intangible) is subject to any Security Interest, except the following: (a) liens shown on the Raptor Most Recent Balance Sheet securing specified liabilities or obligations with respect to which no material default exists (or event that, whether with or without notice, lapse of time, or the happening or occurrence of any other event would constitute a default); (b) exceptions disclosed in Section
2.10 of the Disclosure Schedule; and (c) liens for current taxes not yet due and payable for which adequate reserves have been provided.

         2.11  OWNED REAL PROPERTY.

         Neither Raptor nor any of its Subsidiaries owns any real property.

         2.12  INTELLECTUAL PROPERTY.

               (a) Each of Raptor and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, and all patent rights, trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are used to conduct its business as currently conducted. Raptor has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property that it considers confidential, and to maintain in confidence all trade secrets and confidential information that it presently owns or uses.

                     (i) Section 2.12(a)(i) of the Disclosure Schedule lists all patents and patent applications and all trademarks, registered copyrights, trade names and service marks owned by Raptor and which are currently used in connection with the business of Raptor, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed.

                     (ii) Section 2.12(a)(ii) of the Disclosure Schedule lists all written licenses, sublicenses and other agreements to which Raptor or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property rights, except such licenses, sublicenses or other agreements with end-users, resellers and distributors that grant non-exclusive rights to use, resell or sublicense a Raptor product in accordance with customary industry practices on customary terms.

                     (iii) Section 2.12(a)(iii) of the Disclosure Schedule lists all written licenses, sublicenses and other agreements as to which Raptor or any of its Subsidiaries is a party and pursuant to which Raptor is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in any existing product or service of Raptor, other than shrink-wrap licenses.

                     (iv) Section 2.12(a)(iv) of the Disclosure Schedule lists all written agreements or other arrangements under which Raptor or any of its Subsidiaries has provided or agreed to provide source code of any Raptor product to any third party, except for software development kits provided to agent integration providers.

               Raptor has made available to Axent correct and complete copies of all such patents, registrations, applications (owned by Raptor), and all licenses, sublicenses and agreements referred to above and as amended to date. Except for retail purchases of software, neither Raptor nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.12 of the Disclosure Schedule under the terms of this Section 2.12(a).

               (b) With respect to each item of Intellectual Property that Raptor or any of its Subsidiaries owns: (i) other than common law trademarks, Intellectual Property subject to joint development rights or other rights that will not materially interfere with the conduct of the business of Raptor, and subject to such rights as have been granted by Raptor or any of its Subsidiaries under license agreements entered into by Raptor (copies of which have previously been made available or disclosed in writing to Axent), Raptor or its Subsidiaries possesses all right, title and interest in and to such item; and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction that materially interferes with the conduct of Raptor's business as currently conducted. With respect to each item of Third Party Intellectual Property Rights: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Raptor or its Subsidiaries, and to Raptor's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) Neither Raptor nor any of its Subsidiaries is in breach or default thereunder, and to Raptor's knowledge no other party to such license, sublicense or other agreement is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default by Raptor or any of its Subsidiaries or permit termination, modification or acceleration thereunder by the other party thereto; (iii) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Raptor or any of its Subsidiaries is a party or has been specifically named that materially interferes with the conduct of Raptor's business as currently conducted, nor to Raptor's knowledge subject to any other outstanding judgment, order, decree, stipulation, or injunction that materially interferes with the conduct of Raptor's business as currently conducted.

               (c) Except as set forth in Section 2.12 of the Disclosure Schedule and to Raptor's knowledge with respect to patent rights, neither Raptor nor any of its Subsidiaries (i) has been named in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or (ii) has received any written notice alleging any such claim of infringement or misappropriation. Raptor has made available to Axent correct and complete copies of all such suits, actions or proceedings or written notices to the extent Raptor is not prohibited from disclosing the same under applicable court orders. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of Raptor and its Subsidiaries do not currently infringe, and have not within the six years prior to the date of this Agreement infringed, any Intellectual Property right of any third party (other than patent rights) or to Raptor's knowledge any patent rights of third parties; and to the knowledge of Raptor, the Intellectual Property rights of Raptor and its Subsidiaries are not being infringed by activities, products or services of any third party.

         2.13  REAL PROPERTY LEASES.

         Except as disclosed in Section 2.13 of the Disclosure Schedule, with respect to each lease and sublease to which Raptor or any of its Subsidiaries is a party:

               (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to Raptor or any Subsidiary party thereto, to Raptor's best knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will not require consent from the other party thereto as a result of the consummation of the transactions contemplated by this Agreement;

               (b) Raptor is not in breach or default thereunder, to Raptor's knowledge no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by Raptor or any Subsidiary party thereto or permit termination, modification, or acceleration thereunder by the other party thereto;

               (c) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

               (d) Neither Raptor nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

         2.14  CONTRACTS.

         Since September 30, 1997, and to the knowledge of Raptor (which for the purposes of this representation shall be limited to the actual knowledge of Robert A. Steinkrauss, Shaun McConnon and John S. Ingalls) during the period from January 1, 1997 through August 31, 1997, neither Raptor nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or by which any of its assets are bound ("Raptor Material Contracts") in such a manner as would permit any other party to cancel or terminate the same prior to its stated term or would permit any other party to collect material damages from Raptor under any Raptor Material Contract. Each Raptor Material Contract that has not expired or been terminated is in full force and effect and to Raptor's knowledge is not subject to any material default thereunder by any party obligated to Raptor pursuant to such Raptor Material Contract. There are no outstanding powers of attorney executed on behalf of Raptor or any of its Subsidiaries.

         2.15  INSURANCE.

         Raptor and its Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which they is engaged. Except as disclosed on Section 2.15 of the Disclosure Schedule, each insurance policy to which Raptor or any of its Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of the transactions contemplated by this Agreement. Neither Raptor nor any of its Subsidiaries is in breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Raptor or any of its Subsidiaries or would permit termination, modification or acceleration, under such policies; and Raptor has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or any such policy in general.

         2.16  LITIGATION.

               (a) Except as disclosed in Section 2.16 of the Disclosure Schedule, there is no (i) unsatisfied judgment, order, decree, stipulation or injunction or (ii) private or governmental claim, complaint, action, suit, arbitration, proceeding, hearing or investigation affecting Raptor to which Raptor, any of its Subsidiaries, or to Raptor's knowledge, any officer, director, employee or agent of Raptor is or was (for the period from September 30, 1996 up to and including the date hereof) a party or, to the knowledge of Raptor, is threatened to be made a party. Other than as set forth in
         Section 2.16 of the Disclosure Schedule, none of the complaints, actions, suits, proceedings, hearings, and investigations set forth in
         Section 2.16 of the Disclosure Schedule, if determined adversely to Raptor or any of its Subsidiaries, could have a material adverse effect on the assets, business, financial condition or results of the operations of Raptor and its Subsidiaries taken as a whole.

               (b) Raptor has provided or has made available to Axent any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceedings, against Raptor, which was entered into within the past two years.

         2.17  EMPLOYEES.

         Raptor has provided Axent with a written list of the annual rate of compensation for all employees of Raptor and each of its Subsidiaries. Except as disclosed in Section 2.17 of the Disclosure Schedule, each employee who performs work on the development of Raptor Intellectual Property or has access to material confidential information of Raptor or any of its Subsidiaries has entered into a confidentiality/assignment of inventions agreement with Raptor or such Subsidiary, a copy of which has previously been delivered or made available to Axent. To the knowledge of Raptor, no key employee or group of employees has any current plans to terminate employment with Raptor or any of its Subsidiaries. Neither Raptor nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, formal grievances, claims of unfair labor practices or other collective bargaining disputes. Raptor has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Raptor or its Subsidiaries.

         2.18  EMPLOYEE BENEFITS.

               (a) Section 2.18 of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by Raptor or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Raptor. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, if any, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last two plan years for each Employee Benefit Plan, have been delivered or made available to Axent or will prior to Closing be delivered or made available to Axent. Each Employee Benefit Plan has been administered in accordance with its terms and each of Raptor and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. Raptor and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

               (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability.

               (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or notification letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, opinion or notification letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination, opinion or notification letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

               (d) Neither Raptor nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

               (e) At no time has Raptor or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

               (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Raptor (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code, any applicable state health insurance continuation law and any state insurance conversion privileges law.

               (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Raptor or any ERISA Affiliate that would subject Raptor or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

               (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

               (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Raptor from amending or terminating any such Employee Benefit Plan.

               (j) Except as set forth in Section 2.18 of the Disclosure Schedule, there is no: (i) written agreement with any director, executive officer or other key employee of Raptor or any of its Subsidiaries which has not been terminated in accordance with its terms
         (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Raptor or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Raptor or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "excess parachute payment" under Section 280G of the Code; and
         (iii) agreement or plan binding Raptor or any of its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         2.19  ENVIRONMENTAL MATTERS.

               (a) Each of Raptor and its Subsidiaries has complied with all applicable Environmental Laws (as defined below). Except as disclosed in the Raptor Reports and since September 30, 1997, there is no pending or, to the knowledge of Raptor, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Raptor or any of its Subsidiaries. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

                (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility when owned, operated or controlled by Raptor or any of its Subsidiaries for which Raptor or any of its Subsidiaries should have liability under the Environmental Laws. Raptor is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by Raptor or a Subsidiary. For purposes of this Agreement,

         "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

         2.20  LEGAL COMPLIANCE.

         Each of Raptor and its Subsidiaries, and the conduct and operations of their respective businesses, is in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Raptor or such Subsidiary or such business.

         2.21  PERMITS.

         Raptor has all of the permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity required for Raptor or any of its Subsidiaries to conduct its business as currently conducted (including without limitation those issued or required under applicable export laws or regulations) ("Permits"). Each such Permit is in full force and effect and, to the knowledge of Raptor, no suspension or cancellation of such Permit is threatened and to Raptor's knowledge there is no basis for believing that such Permit will not be renewable upon expiration.

         2.22  CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES.

         Except as set forth in the Raptor Reports, as disclosed in Section 2.22 of the Disclosure Schedule or by virtue of the Merger, since the date of Raptor's last proxy statement to its shareholders, no event has occurred that would be required to be reported by Raptor as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         2.23  FEES.

         Except as disclosed in Section 2.23 of the Disclosure Schedule or otherwise in this Agreement, neither Raptor nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

         2.24  BOOKS AND RECORDS.

         The minute books of Raptor and each of its Subsidiaries contain true and complete records of all actions taken at any meetings of Raptor's or such Subsidiary's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The financial books and records of Raptor and each of its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Raptor or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

         2.25  POOLING.

         Neither Raptor nor any of its Affiliates (as defined below) has through the date of this Agreement taken or agreed to take any action that could impair the ability of Axent to account for the business combination to be effected by the Merger as a "pooling of interests" in accordance with GAAP. "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act, as amended.

         2.26  COMPANY ACTION.

         The Board of Directors of Raptor, at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Raptor and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to Raptor Shareholders for their adoption and approval and resolved to recommend that Raptor Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

         2.27  DISCLOSURE.

         No representation or warranty by Raptor contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of Raptor pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         2.28  FAIRNESS OPINION.

         Raptor has received a written fairness opinion from NationsBanc Montgomery Securities, Inc., its financial advisor, to the effect that the Merger is fair to the holders of the Raptor Common Stock from a financial point of view, and that Raptor has delivered a true and complete copy of such opinion to Axent.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF AXENT
                          AND THE TRANSITORY SUBSIDIARY


         Each of Axent and the Transitory Subsidiary represents and warrants to Raptor that the statements contained in this Article III are true and correct except as set forth in the Disclosure

Schedule or except where the failure to comply or fulfill, accurately state, accurately represent or accurately warrant would not have a material adverse effect on the business of Axent.

         3.1   ORGANIZATION.

         Each of Axent and the Transitory Subsidiary is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Each of Axent and the Transitory Subsidiary is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Axent and the Transitory Subsidiary have the corporate power and authority to carry on the businesses in which each is engaged and to own and use the properties owned and used by it. Axent has furnished or made available to Raptor true and complete copies of its Certificate of Incorporation and By-laws, each as amended and in effect as of the date hereof. Neither Axent nor the Transitory Subsidiary is in material default under or in violation of any material provision of its Certificate of Incorporation or By-laws.

         3.2   CAPITALIZATION.

               (a) The authorized capital stock of Axent consists of 50,000,000 shares of Axent Common Stock and 5,000,000 shares of Preferred Stock, $.02 par value per share ("Axent Preferred Stock"). As of the date hereof: (i) 12,306,864 shares of Axent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Axent Preferred Stock are issued or outstanding; (iii) no shares of Axent Common Stock or Axent Preferred Stock were held in the treasury of Axent; (iv) 1,501,714 shares of Axent Common Stock were reserved for issuance under Axent's Amended and Restated 1991 Stock Option Plan, and (v) 200,000 shares of Axent Common Stock were reserved for issuance under Axent's Amended and Restated 1996 Directors Stock Option Plan, and (vi) 1,975,000 shares of Axent Common Stock were reserved for issuance under Axent's Amended and Restated 1996 Stock Option Plan (all such plans collectively, the "Axent Stock Option Plans"). All shares of Axent Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all liens and encumbrances and subject to no preemptive rights. Except as provided in Section 3.2 of the Disclosure Schedule, there are no obligations, contingent or otherwise, of Axent to repurchase, redeem or otherwise acquire any shares of Axent Common Stock.

               (b) Except as set forth in this Section 3.2 and except as under the Axent Stock Option Plans or any related agreement in effect as of the date of this Agreement, there are no equity securities of any class of Axent, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding.

         Except pursuant to the Axent Stock Option Plans or any related agreement in effect as of the date of this Agreement as set forth in this Section 3.2 or in Section 3.2 of the Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Axent or any of its Subsidiaries is a party or by which it is bound obligating Axent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Axent or obligating Axent to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Axent, as of the date of the Agreement and except such ancillary agreements as are required by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Axent.

         3.3   AUTHORIZATION OF TRANSACTION.

         Each of Axent and the Transitory Subsidiary has the corporate power and authority to execute and deliver this Agreement and the Stock Option Exchange Agreements, as applicable, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Stock Option Exchange Agreements, as applicable, and, subject to approval by the stockholders of Axent (the "Requisite Axent Shareholder Approval"), the performance of this Agreement and the Stock Option Exchange Agreements and the consummation of the transactions contemplated hereby and thereby by Axent and the Transitory Subsidiary have been duly and validly authorized by the necessary corporate action on the part of Axent and Transitory Subsidiary. This Agreement and the Stock Option Exchange Agreements, as applicable, have been duly and validly executed and delivered by Axent and the Transitory Subsidiary and, assuming the due authorization, execution and delivery by Raptor, constitute a valid and binding obligation of Axent and the Transitory Subsidiary, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.4   NONCONTRAVENTION.

         Subject to compliance by Axent and/or the Transitory Subsidiary with any obligations they may have relating to (i) the applicable requirements of the Securities Act, (ii) any applicable state or foreign securities laws, (iii) the Exchange Act, (iv) the filing of the Certificate of Merger as required by the Delaware General Corporation Law, and (v) the filing with the SEC, the NMS and the NASD of any registration statement and the declaration by the SEC of the effectiveness of such registration statement, neither the execution and delivery of this Agreement and the Stock Option Exchange Agreements by Axent or the Transitory Subsidiary nor the consummation by Axent or the Transitory Subsidiary of the transactions contemplated hereby and thereby will (a) conflict or violate any provision of the charter or By-laws of Axent or the Transitory Subsidiary,
(b) require on the part of Axent or any of its Subsidiaries any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Axent or any of its Subsidiaries is a party or by which either is bound or to which any of their assets are subject, (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Axent or any of its Subsidiaries or any of their properties or assets, or (e) result in the imposition of a Security Interest upon any of the property or assets of Axent or any of its Subsidiaries.

         3.5   SUBSIDIARIES.

         Except as disclosed by Axent in its most recent Axent Report (as defined in Section 3.6 below) as required by Item 601 of Regulation S-K under the Securities Act, except as set forth in Section 3.5 of the Disclosure Schedule and other than the Transitory Subsidiary, Axent has no Subsidiaries and does not control directly or indirectly or have any direct or indirect equity controlling interest, or any commitment to acquire any such direct or indirect controlling equity interest, in any corporation, partnership, joint venture, association, trust, or other business organization. Each Subsidiary is a corporation duly organized, validly existing and in corporate good standing (to the extent such good standing is recognized in the jurisdiction of incorporation) under the laws of the jurisdiction of its incorporation. Each Subsidiary has the requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Prior to the Closing, Axent will deliver or make available to Raptor correct and complete copies of the charter and By-laws of each Subsidiary, as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or By-laws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either Axent or any of its Subsidiaries or any nominee are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act, state securities laws or foreign securities laws), written claims, Security Interests, options, warrants, rights, contracts and calls. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Axent or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.

         3.6   REPORTS AND FINANCIAL STATEMENTS.

         Axent has previously furnished or made available to Raptor complete and accurate copies, as amended or supplemented, of its (a) Registration Statement on Form S-1 which was declared effective by the SEC on April 23, 1996, and (b) all other reports filed by Axent under Sections 13, 14 or 15(d) of the Exchange Act with the SEC since April 23, 1996 (such reports are collectively referred to herein as the "Axent Reports"). The Axent Reports constitute all of the documents required to be filed by Axent under Sections 13, 14 or 15(d) of the Exchange Act with the SEC. As of their respective dates, the Axent Reports complied in all material respects with applicable SEC and NASDAQ requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Axent included in the Axent Reports (i) complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Axent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Axent.

         3.7   ABSENCE OF MATERIAL ADVERSE CHANGES.

         Since September 30, 1997, there has not been any material adverse change in the assets, business, financial condition or results of operations of Axent and its Subsidiaries (taken as a whole), nor has there occurred any event which should reasonably be foreseen to result in such a material adverse change in the future.

         3.8   UNDISCLOSED LIABILITIES.

         Neither Axent nor any of its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against the September 30, 1997 unaudited consolidated balance sheet of Axent and its Subsidiaries ("Axent Most Recent Balance Sheet"),
(b) liabilities which have arisen since September 30, 1997 in the Ordinary Course of Business, (c) contractual or statutory liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities disclosed in Section 3.8 of the Disclosure Schedule.

         3.9   TAX MATTERS.

               (a) Except as set forth in Section 3.9 if the Disclosure Schedule, Axent and its Subsidiaries have filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of Axent and its Subsidiaries has paid or will pay all Taxes that are due on or before the Closing Date, whether or not shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which Axent is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of Axent and its Subsidiaries for Tax Periods through the date of the Axent Most Recent Balance Sheet do not exceed the accruals and reserves for

         Taxes (other than deferred Taxes) set forth on the Axent Most Recent Balance Sheet. Neither Axent nor any of its Subsidiaries has any actual or, to their knowledge, potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Axent during a prior period) other than Axent. All Taxes that Axent or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

               (b) For purposes of determining the amount of Taxes attributable to a specified period (e.g., the period from the date of the Axent Most Recent Balance Sheet through the Closing Date) other than a Tax Period, each Tax shall be computed as if the specified period were a Tax Period. For purposes of this paragraph (b), a Tax Period means a period for which a Tax is required to be computed under applicable statutes and regulations.

               (c) No examination or audit of any Tax Returns of Axent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the actual knowledge of Axent threatened or contemplated. Axent has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

               (d) Axent is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of Axent is subject to an election under Section 341(f) of the Code. Axent is not a party to any Tax allocation or sharing agreement other than an agreement to which only Axent and its Subsidiaries are parties.

               (e) Axent has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code) other than (i) a group of which only Axent and its Subsidiaries are members or (ii) a group including Raxco Software, Inc. and its Subsidiaries.

               (f) Axent has not taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization under the provisions of Section 368(a) of the Code.

         3.10  ASSETS.

         Each of Axent and its Subsidiaries has good and marketable title to all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Axent (tangible or intangible) is subject to any Security Interest, except the following: (a) liens shown on the Axent Most Recent Balance

Sheet securing specified liabilities or obligations with respect to which no material default exists (or event that, whether with or without notice, lapse of time, or the happening or occurrence of any other event would constitute a default); (b) exceptions disclosed in Section 3.10 of the Disclosure Schedule; and (c) liens for current taxes not yet due and payable for which adequate reserves have been provided.

         3.11  OWNED REAL PROPERTY.

         Neither Axent nor any of its Subsidiaries owns any real property.

         3.12  INTELLECTUAL PROPERTY.

         Other than as expressly set forth in this Section 3.12, only with respect to Axent's Omniguard product line:

               (a) Each of Axent and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all items of Intellectual Property that are used to conduct its business as currently conducted or planned by Axent to be conducted. Axent has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property that it considers confidential, and to maintain in confidence all trade secrets and confidential information that it presently owns or uses.

                     (i) Section 3.12(a)(i) of the Disclosure Schedule lists all patents and patent applications and all trademarks, registered copyrights, trade names and service marks owned by Axent and which are currently used in connection with the business of Axent with regard to Axent's Omniguard product line, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed.

                     (ii) Section 3.12(a)(ii) of the Disclosure Schedule lists all written licenses, sublicenses and other agreements to which Axent or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property rights, except such licenses, sublicenses or other agreements with end-users, resellers and distributors that grant non-exclusive rights to use, resell or sublicense an Axent product in accordance with customary industry practices on customary terms.

                     (iii) Section 3.12(a)(iii) of the Disclosure Schedule lists all Third Party Intellectual Property Rights which are incorporated in any existing product or service of Axent, other than shrink-wrap licenses.

                     (iv) Section 3.12(a)(iv) of the Disclosure Schedule lists all written agreements or other arrangements under which Axent or any of its Subsidiaries has provided or agreed to provide source code of any Axent product to any third party, except for software development kits provided to agent integration providers.

               Axent has made available to Raptor correct and complete copies of all such patents, registrations, applications (owned by Axent), and all licenses, sublicenses and agreements referred to above and as amended to date. Except for retail purchases of software, neither Axent nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 3.12 of the Disclosure Schedule under the terms of this Section 3.12(a).

               (b) With respect to each item of Intellectual Property that Axent or any of its Subsidiaries owns: (i) other than common law trademarks, Intellectual Property subject to joint development rights or other rights that will not materially interfere with the conduct of the business of Axent, and subject to such rights as have been granted by Axent or any of its Subsidiaries under license agreements entered into by Axent (copies of which have previously been made available or disclosed in writing to Raptor), Axent or its Subsidiaries possess all right, title and interest in and to such item; and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction that materially interferes with the conduct of Axent's business as currently conducted. With respect to each item of Third Party Intellectual Property Rights: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Axent or any of its Subsidiaries, and to Axent's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) neither Axent nor any of its Subsidiary is in breach or default thereunder, and to Axent's knowledge no other party to such license, sublicense or other agreement is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default by Axent or any of its Subsidiaries or permit termination, modification or acceleration thereunder by the other party thereto; (iii) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Axent or any of its Subsidiaries is a party or has been specifically named that materially interferes with the conduct of Axent's business as currently conducted, nor to Axent's knowledge subject to any other outstanding judgment, order, decree, stipulation, or injunction that materially interferes with the conduct of Axent's business as currently conducted.

               (c) Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.12(c) shall apply to all Intellectual Property of Axent. Except as set forth in Section 3.12 of the Disclosure Schedule and to Axent's knowledge with respect to patent rights, neither Axent nor any of its Subsidiaries (i) has been named in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or (ii) has received any written notice alleging any such claim of infringement or misappropriation. Axent has made available to Raptor correct and complete copies of all such suits, actions or proceedings or written notices to the extent Axent is not prohibited from disclosing the same under applicable court orders. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of Axent and its Subsidiaries do not currently infringe, and have not within the six years prior to the date of this Agreement infringed, any Intellectual Property right of any third party (other than patent rights) or to Axent's knowledge any patent rights of third parties; and to the knowledge of Axent, the Intellectual Property rights of Axent and its Subsidiaries are not being infringed by activities, products or services of any third party.

         3.13  REAL PROPERTY LEASES.

         With respect to each lease and sublease to which Axent or any of its Subsidiaries is a party:

               (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to Axent or any Subsidiary party thereto, to Axent's best knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will not require consent from the other party thereto as a result of the consummation of the transactions contemplated by this Agreement;

               (b) Axent is not in breach or default thereunder, to Axent's knowledge no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by Axent or any Subsidiary party thereto or permit termination, modification, or acceleration thereunder by the other party thereto;

               (c) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

               (d) Neither Axent nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

         3.14  CONTRACTS.

         Since September 30, 1997, and to the knowledge of Axent (which for the purposes of this representation shall be limited to the actual knowledge of John
C. Becker, Robert Edwards and Gary Ford) during the period from January 1, 1997 through August 31, 1997, neither Axent nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or by which any of its assets and properties are bound ("Axent Material Contracts") in such a manner as would permit any other party to cancel or terminate the same prior to its stated term or would permit any other party to collect material damages from Axent under any Axent Material Contract. Each Axent Material Contract that has not expired or been terminated is in full force and effect and to Axent's knowledge is not subject to any material default thereunder by any party obligated to Axent pursuant to such Axent Material Contract.

There are no outstanding powers of attorney executed on behalf of Axent or any of its Subsidiaries.

         3.15  INSURANCE.

         Axent and its Subsidiaries is covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged. Except as disclosed on Section 3.15 of the Disclosure Schedule, each insurance policy to which Axent or any of its Subsidiaries is a party is in full force and effect and will continue to be in full force and effect following the Closing. Neither Axent nor any of its Subsidiaries is in breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Axent or any of its Subsidiaries or permit termination, modification or acceleration, under such policies; and Axent has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or any such policy in general.

         3.16  LITIGATION.

               (a) Except as disclosed on Section 3.16 of the Disclosure Schedule, there is no (i) unsatisfied judgment, order, decree, stipulation or injunction or (ii) private or governmental claim, complaint, action, suit, arbitration, proceeding, hearing or investigation affecting Axent to which Axent, any of its Subsidiaries, or to Axent's knowledge, any officer, director, employee or agent of Axent is or was (for the period from September 30, 1996 up to and including the date hereof) a party or, to the knowledge of Axent is threatened to be made a party. Other than as set forth in Section 3.16 of the Disclosure Schedule, none of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.16 of the Disclosure Schedule, if determined adversely to Axent or any of its Subsidiaries, could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of Axent and its Subsidiaries taken as a whole.

               (b) Axent has provided or has made available to Raptor any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceedings, against Axent, which was entered into within the past two years.

         3.17  EMPLOYEES.

         Axent has provided Raptor with a written list of the annual rate of compensation for all employees of Axent and each Subsidiary. Each employee who performs work on the development of Axent Intellectual Property or has access to material confidential information of Axent or any of its Subsidiaries has entered into a confidentiality/assignment of inventions agreement with Axent or such Subsidiary, a copy of which has previously been delivered or made available to Raptor. To the knowledge of Axent, no key employee or group of employees has any current plans to terminate employment with Axent or any of its Subsidiaries. Neither Axent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, formal grievances, claims of unfair labor practices or other collective bargaining disputes. Axent has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Axent or its Subsidiaries.

         3.18  EMPLOYEE BENEFITS.

               (a) Section 3.18 of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Axent or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, if any, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last two plan years for each Employee Benefit Plan, have been delivered or made available to Raptor. Each Employee Benefit Plan has been administered in accordance with its terms and each of Axent and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. Axent and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

               (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability.

               (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or notification letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, opinion or notification letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination, opinion or notification letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

               (d) Neither Axent nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

               (e) At no time has Axent or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

               (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Axent (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code, any applicable state health insurance continuation law and any state insurance conversion privileges law.

               (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Axent or any ERISA Affiliate that would subject Axent or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

               (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

               (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Axent from amending or terminating any such Employee Benefit Plan.

               (j) Except as set forth in Section 3.18 of the Disclosure Schedule, there is no: (i) written agreement with any director, executive officer or other key employee of Axent or any of its Subsidiaries which has not been terminated in accordance with its terms
         (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Axent or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Axent or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "excess parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding Axent or any of its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         3.19  ENVIRONMENTAL MATTERS.

               (a) Each of Axent and its Subsidiaries has complied with all applicable Environmental Laws. Except as disclosed in the Axent Reports and since September 30, 1997, there is no pending or, to the knowledge of Axent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Axent or any of its Subsidiaries.

               (b) There have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility when owned, operated or controlled by Axent or any of its Subsidiaries for which Axent or any of its Subsidiaries should have liability under the Environmental Laws. Axent is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by Axent or any of its Subsidiaries.

         3.20  LEGAL COMPLIANCE.

         Each of Axent and its Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Axent or such Subsidiary or business.

         3.21  PERMITS.

         Axent has all of the Permits required for Axent or any of its Subsidiaries to conduct its business as currently conducted (including without limitation those issued or required under applicable export laws or regulations). Each such Permit is in full force and effect and, to the knowledge of Axent, no suspension or cancellation of such Permit is threatened and to Axent's knowledge there is no basis for believing that such Permit will not be renewable upon expiration.

         3.22  CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES.

         Except as set forth in the Axent Reports, as disclosed in Section 3.22 of the Disclosure Schedule or by virtue of the Merger, since the date of Axent's last proxy statement to its shareholders, no event has occurred that would be required to be reported by Axent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         3.23  FEES.

         Except as disclosed on Section 3.23 of the Disclosure Schedule or otherwise in this Agreement, neither Axent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

         3.24  BOOKS AND RECORDS.

         The minute books of Axent and each of its Subsidiaries contain true and complete records of all actions taken at any meetings of Axent's or such Subsidiaries shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The financial books and records of Axent and each of its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Axent or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

         3.25  POOLING.

         Neither Axent nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that could impair the ability of Axent to account for the business combination to be effected by the Merger as a "pooling of interests" in accordance with GAAP.

         3.26  COMPANY ACTION.

         The Board of Directors of Axent, at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Axent and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to Axent Shareholders for their adoption and approval and resolved to recommend that Axent Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

         3.27  DISCLOSURE.

         No representation or warranty by Axent contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of Axent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         3.28  INTERIM OPERATIONS OF THE TRANSITORY SUBSIDIARY.

         The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted operations only as contemplated by this Agreement.

         3.29  FAIRNESS OPINION.

         Axent has received a written fairness opinion from Broadview Associates LLC, its financial advisor, to the effect that the Merger is fair to the holders of Axent Common Stock from a financial point of view, and that Axent has delivered a true and correct copy of such opinion to Raptor.

         3.30  REGISTRATION RIGHTS

         The filing by Axent of a registration statement on Form S-3 covering all of the shares of the Axent Common Stock to be held by Affiliates of Raptor immediately following the Effective Time does not contravene any existing registration rights agreements or other agreements to which Axent is a party.


                                   ARTICLE IV
                                    COVENANTS

         4.1   BEST EFFORTS.

         Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

         4.2   NOTICES AND CONSENTS.

         Each of Axent, the Transitory Subsidiary and Raptor shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities and to effect all such registrations, filings and notices with or to third parties and Governmental Entities including, without limitation pursuant to applicable state securities laws, as may be required by or with respect to Axent, the Transitory Subsidiary or Raptor, respectively, in connection with the transactions contemplated by this Agreement.

         4.3 SPECIAL MEETING, PROSPECTUS/PROXY STATEMENT AND REGISTRATION STATEMENT.

               (a) As promptly as practicable after execution of this Agreement, (i) each of Raptor and Axent shall prepare and file with the SEC under the Exchange Act, a joint proxy statement/prospectus and forms of proxies (such joint proxy statement/prospectus together with any amendments or supplements thereto, the "Prospectus/Proxy Statement") for the purpose of soliciting proxies from shareholders to vote in favor of the adoption of this Agreement and the approval of the Merger at a special meeting of Raptor Shareholders to be called and held for such purpose (the "Raptor Special Meeting") and of Axent Shareholders to be called and held for such purpose (the "Axent Special Meeting") and (ii) following clearance by the SEC of the Proxy Statement, Axent shall within five business days prepare and file with the SEC under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Registration Statement"), in which the Proxy Statement will be included as a prospectus in connection with the registration under the Securities Act of the Axent Common Stock. Raptor and Axent will cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Raptor and Axent shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. Axent will use its reasonable best efforts, and Raptor will cooperate with it, to have the Registration Statement declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Raptor and Axent agrees promptly to correct any information provided by it for use in the Proxy Statement and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and the Registration Statement, and to cause the Proxy Statement and the Registration Statement as so amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders, in each case as to the extent required by applicable federal and state securities laws. Each of Raptor and Axent agrees that the information provided by it for inclusion in the Proxy Statement or the Registration Statement and each amendment or supplement thereto, at the time of mailing thereof and, at-the time of respective meetings of stockholders of Raptor and Axent, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Axent will advise Raptor and deliver copies (if any) to Raptor, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to Raptor or Axent), and Axent shall promptly notify Raptor of (i) the time when the Registration Statement has become effective, (ii) or any supplement or amendment has been filed, (iii) the issuance of any stop order and (iv) the suspension of the qualification and registration of the Axent Common Stock issuable in connection with the Merger. Axent and Raptor shall also take any and all such actions as may be necessary or as it may deem advisable for the purpose of complying with all applicable state securities laws in connection with the offering and issuance of the Merger Shares.

               (b) Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Prospectus/Proxy Statement (or the expiration of applicable waiting period if no SEC comments are received by such date), each of Raptor and Axent shall distribute the Prospectus/Proxy Statement to their shareholders and, pursuant thereto, shall respectively call the Raptor Special Meeting and the Axent Special Meeting in accordance with the Delaware General Corporation Law and shall use their respective best efforts to solicit proxies from their shareholders to vote in favor of the adoption of this Agreement and the approval of the Merger at the Raptor Special Meeting and the Axent Special Meeting.

               (c) Raptor shall comply with all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Prospectus/Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of Raptor Special Meeting. Subject to Sections 6.1(f) and 6.1(g), Raptor, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the unanimous recommendation of its Board of Directors that Raptor Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Raptor Shareholder Approval.

               (d) Axent shall comply with all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Prospectus/Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of Axent Special Meeting. Subject to Raptor's right to withdraw or modify its recommendation as set forth in Section 6.1(g), Axent, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the unanimous recommendation of its Board of Directors that Axent Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Axent Shareholder Approval. Axent shall comply with all applicable provisions of and rules under the Securities Act and the Exchange Act and state securities laws in the preparation and filing of the Registration Statement and the offering and issuance of the Merger Shares.

         4.4   CONDUCT OF BUSINESSES.

         Prior to the Effective Time, except as specifically permitted by this Agreement, unless the other party has consented in writing thereto, Raptor and
Axent:

               (a) Shall use their reasonable best efforts to preserve intact their business organizations and goodwill and keep available the services of their respective officers and material employees;

               (b) Shall confer on a regular basis with one or more representatives of the other to report on material operational matters and any proposals to engage in material transactions;

               (c) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities. prospects or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

               (d) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed by or with respect to it with the SEC subsequent to the date of this Agreement.

         4.5   OPERATION OF BUSINESS OF RAPTOR.

         Unless Axent has consented in writing thereto, prior to the Effective Time Raptor shall not:

               (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options outstanding on the date hereof), or amend any of the terms of any such convertible securities or Options;

               (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

               (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, except, in each case, in the Ordinary Course of Business;

               (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.18(j) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

               (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

               (f) amend its Certificate of Incorporation or By-laws, except as required by this Agreement;

               (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

               (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

               (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest other than in the Ordinary Course of Business;

               (j) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

               (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive, release or assign any rights under, any material contract or agreement provided that Raptor can continue to enter into OEM, VAR and distribution agreements in the Ordinary Course of Business;

               (l) make or commit to make any capital expenditure in excess of $100,000 per item;

               (m) willfully take any action or willfully fail to take any action permitted by this Agreement with the intent that such action or failure to take action would result in (i) any of the representations and warranties of Raptor set forth in this Agreement becoming untrue or
         (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

               (n) hire, terminate or discharge any key employee or engage or terminate any key consultant, provided however that any such employee or consultant may himself or herself terminate his or her relationship with Raptor in accordance with the terms of any applicable employment, consulting or similar agreement;

               (o) commence after the date hereof any offerings of securities to employees pursuant to any employee stock purchase plans; or

               (p) agree in writing or otherwise to take any of the foregoing actions.

         4.6   OPERATION OF BUSINESS OF AXENT

         Prior to the Effective Time, without the prior written consent of Raptor, Axent shall not: (x) engage in any transaction (other than transactions contemplated by this Agreement) that would (i) require the approval of the stockholders of Axent, (ii) require Axent to include the information relating to such transaction in the pro forma financial statements that are required to be contained in the Registration Statement (the "Pro Formas"), or (iii) require Axent to amend or restate the Pro Formas in any material manner; (y) engage in any material securities offering, or acquisition of the business, assets or capital stock of any other entity by Axent that would reasonably be anticipated to cause a material delay in the consummation of the transactions contemplated by this Agreement; or (z) enter into any contract or make any agreement to enter into or do any of the foregoing.

         4.7 FULL ACCESS.

               (a) Raptor shall permit representatives of Axent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Raptor) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to Raptor, subject to compliance with applicable confidentiality obligations of Axent as set forth in Section 4.15 of this Agreement.

               (b) Axent shall permit representatives of Raptor to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Axent) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to Axent, subject to compliance with applicable confidentiality obligations of Raptor as set forth in Section 4.15 of this Agreement.

         4.8 NOTICE OF BREACHES.

         Raptor shall promptly deliver to Axent written notice of any event or development of which Raptor is aware that would (a) render any representation or warranty of Raptor in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by Raptor or any of its Affiliates of, or a failure by Raptor or any of its Affiliates to comply with, any agreement or covenant in this Agreement applicable to such party. Axent or the Transitory Subsidiary shall promptly deliver to Raptor written notice of any event or development that would (i) render any statement, representation or warranty of Axent or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by Axent or the Transitory Subsidiary of, or a failure by Axent or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure by Raptor, Axent or the Transitory Subsidiary shall be deemed to avoid or cure any such misrepresentation or breach.

         4.9 EXCLUSIVITY.

               (a) Raptor agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, it shall not, directly or indirectly, through any (A) officer, (B) director, (C) employee, (D) affiliate that has signed an Affiliate's Agreement (as defined in Section 4.10) (a "Specified Affiliate"), (E) any agent or representative of a Specified Affiliate, (F) any agent or representative of Raptor that Raptor controls, and it shall direct any other agent or representative not to, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Raptor or its Board of Directors, directly or through representatives or agents on behalf of the Board, from (A) furnishing non-public information to, or entering into discussion or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Raptor, if and only to the extent that (1) such Acquisition Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of Raptor, after consultation with its financial advisors, result in a transaction more favorable to Raptor's stockholders from a financial point of view (including consideration of, among other matters, the ability of the person or entity making such proposal to obtain any financing necessary for the Acquisition Proposal) than the Merger (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (2) such action is necessary, in the reasonable good faith judgment of the Board of Directors of Raptor after consultation with outside corporate counsel to Raptor, in order to comply with the fiduciary duties of Raptor's Directors to Raptor's stockholders under Delaware law, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, Raptor's Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such party than those contained in Section
         4.15 of this Agreement; or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or other applicable law with regard to an Acquisition Proposal.

               (b) As used herein, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger consolidation or similar transaction involving Raptor, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Raptor representing 20% or more of the assets of Raptor,
         (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Raptor, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of Raptor Common Stock, (v) liquidation, dissolution, or other similar type of transaction with respect to Raptor, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby.

               (c) Raptor shall notify Axent no later than 24 hours after receipt by Raptor (or its advisors), of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Raptor by any person or entity that informs Raptor that it is considering making, or has made, an Acquisition Proposal (the "Acquisition Proposal"). Such notice to the Axent shall be made orally and in writing and shall indicate reasonable detail the identity of the Acquisition Proposal and the terms and conditions of such proposal, inquiry or contact. If the financial terms of such Acquisition Proposal are materially modified, then Raptor shall notify Axent of the terms and conditions of such modification within 24 hours of the receipt of such modification.

         4.10  POOLING ACCOUNTING; AGREEMENTS FROM AFFILIATES.

               (a) Axent and Raptor shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Axent and Raptor shall use its best efforts to cause its respective Affiliates not to take any action that would adversely affect the ability of Axent to account for the business combination to be effected by the Merger as a pooling of interests.

               (b) Concurrently with the execution of this Agreement, Raptor shall deliver to Axent a list of all persons or entities who are at such time Affiliates of Raptor (the "Raptor Affiliates"). In order to help ensure that the issuance of Merger Shares will comply with the Securities Act and that the Merger will be accorded pooling of interest accounting treatment, Raptor shall cause each Raptor Affiliate to execute and deliver to Axent on or before the date of this Agreement, a written agreement substantially in the form attached hereto as EXHIBIT C (the "Raptor Affiliate's Agreement").

               (c) Concurrently with the execution of this Agreement, Axent shall deliver to Raptor a list of all persons or entities who are at such time Affiliates of Axent (the "Axent Affiliates"). In order to help ensure that the issuance of Merger Shares will comply with the Securities Act and that the Merger will be accorded pooling of interest accounting treatment, Axent shall cause each Axent Affiliate and such other Shareholders as are listed in Section 4.10(c) of the Disclosure Schedule to execute and deliver to Raptor on or before the date of this Agreement, a written agreement substantially in the form attached hereto as EXHIBIT D (the "Axent Affiliate's Agreement").

         4.11  VOTING AGREEMENTS.

         Concurrently with the execution and delivery of this Agreement, Raptor shall cause those individuals and entities set forth on Schedule 4.11(a) and Axent shall cause those individuals and entities set forth on Schedule 4.11(b) to execute and deliver voting and support agreements in the applicable forms annexed hereto as EXHIBITS E and F, respectively (the "Voting Agreements"), agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

         4.12  MERGER SHARES; STOCK OPTIONS.

         Axent shall list the Merger Shares on The Nasdaq National Market and shall cause such listing to be approved prior to the Effective Time. The Merger Shares shall be issued pursuant to the Registration Statement. As soon as practicable following the Closing, and in any event no later than 30 days after the Closing, Axent shall file a registration statement on Form S-8 (or any successor form) to cover the stock options to be exchanged by Axent.

         4.13  PUBLIC DISCLOSURE.

         Axent and Raptor shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD.

         4.14  TAX-FREE REORGANIZATION.

         Axent and Raptor shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, and to obtain the opinion of its respective counsel contemplated by Section 5.1. Each party shall make, and shall use all reasonable efforts to cause those of its respective stockholders that counsel to the parties shall reasonably request to make, such customary representations and certificates as counsel to the parties shall reasonably request to enable them to render such opinions.

         4.15  CONFIDENTIALITY.

         Except as otherwise expressly contemplated herein or except for any data or information (i) which the owner of such has voluntarily disclosed to the public, (ii) has been independently developed and disclosed by others not subject to a confidentiality agreement, (iii) is generally known to the public or within the owner's industry, (iv) enters the public domain through no fault of either party hereto, as applicable (v) the holder of which is required to disclose by applicable law, or (vi) disclosed by Raptor pursuant to Section 6.1(g) of this Agreement, each of the parties hereto agrees that it shall, and shall cause its subsidiaries and the officers, employees and authorized representatives of each of them to, hold in strict confidence all data and information obtained by them from the other parties hereto (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall use its best efforts to ensure that such subsidiaries, directors, officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of the party from which such data or information was obtained, except as required by law after consultation with counsel (provided that any such party shall consult with the other party prior to making such disclosure). In the event of the termination of this Agreement, each of the parties will return or destroy all documents, work papers and other materials (including all copies made thereof) obtained pursuant hereto.

         4.16 AXENT'S BOARD OF DIRECTORS.

         As of the Effective Time, Axent agrees to have fixed, in accordance with applicable law, its Certificate of Incorporation and its By-laws, the number of directors on its Board of Directors at seven (7) and duly elected or appointed, in accordance with applicable law, its Certificate of Incorporation and its By-laws, to its Board of Directors Robert A. Steinkrauss, Shaun McConnon and Robert Schecter.

         4.17  REGISTRATION RIGHTS TO CERTAIN RAPTOR AFFILIATES.

         Prior to the such time as Axent has published (within the meaning of SEC Accounting Series Release No. 130, as amended) financial results covering at least 30 days of combined operations of the Axent and Raptor, Axent shall use its best efforts to cause to be filed with, and declared effective by, the SEC a shelf registration statement on Form S-3 covering the shares of Axent Common Stock to be held by Affiliates of Raptor immediately following the Effective Time and to keep such shelf registration effective for at least 270 days.

         4.18  QUALIFICATION OF SUBSIDIARIES

         Prior to the Effective Time, Axent and Raptor shall use their respective best efforts to cause each of their respective Subsidiaries to be duly qualified to conduct business and to be in corporate good standing under the laws of each jurisdiction in which the nature of such Subsidiary's businesses or the ownership or leasing of such Subsidiary's properties requires such qualification.

         4.19  INDEMNIFICATION.

               (a) The By-laws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-laws and Certificate of Incorporation of Raptor, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of Raptor or its

         Subsidiaries, unless such modification is required after the Effective Time by law. At or prior to the Effective Time, Axent shall purchase or assume directors' and officers' liability insurance coverage for Raptor's directors and officers in a form acceptable to Raptor which shall provide such directors and officers with coverage on substantially similar terms as currently provided by Raptor for a period of six (6) years following the Effective Time. Axent and the Surviving Corporation each hereby agree that they will not amend, modify or cancel such directors' and officers' liability insurance during such six (6) year period.

               (b) Axent or the Surviving Corporation shall, to the fullest extent permitted under applicable law or under Raptor's current Certificate of Incorporation or By-laws, indemnify and hold harmless each present and former director, officer, employee or agent of Raptor or any of its Subsidiaries or any such person who was serving in such capacity, at the request of Raptor or any of its Subsidiaries, of another corporation, partnership, joint venture, trust or enterprise (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Actions"), (x) arising out of or pertaining to the transactions contemplated by this Agreement, or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, in each case to the same extent (including any provision for the advancement of expenses) as provided in Raptor's Certificate of Incorporation or By-laws or any written agreements between Raptor and any such Indemnified Party regarding indemnification as in effect on the date hereof, in each case for a period of six years after the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In the event of any such Action (whether arising before or after the Effective Time), the Indemnified Parties shall promptly notify Axent or the Surviving Corporation in writing, but the failure to so notify shall not relieve Axent or the Surviving Corporation of its obligations under this Section 4.19(b) except to the extent it is materially prejudiced by such failure, and Axent or the Surviving Corporation shall have the right to assume the defense thereof (unless legal counsel for such Indemnified Party shall in good faith determine that such assumption would give rise to a conflict of interest), including the employment of counsel reasonably satisfactory to such Indemnified Parties. The Indemnified Parties shall have the right to employ separate joint counsel in any such Action and to participate in (but not control unless such legal counsel for the Indemnified Party shall in good faith determine that Axent or the Surviving Corporation's participation in such Action has given rise to a conflict of interest) the defense thereof, and the fees and expenses of such counsel shall be at the expense of Axent or the Surviving Corporation in the event that legal counsel for the Indemnified Parties shall in good faith determine that Axent or the Surviving Corporation's participation in such Action has given rise to a conflict of interest. In the event that legal counsel for the Indemnified Parties determines in good faith that a conflict of interest exists among the Indemnified Parties, each Indemnified Party to which such conflict of interest applies shall have the right to retain separate counsel and the fees and expenses of such separate counsel shall be paid by Axent or the Surviving Corporation. After the Effective Time, Axent or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and Axent or the Surviving Corporation will cooperate in the defense of any such Action. Axent or the Surviving Corporation shall not be liable for any settlement of any such Action effected without its written consent. Neither Axent nor the Surviving Corporation shall settle any Action without the written consent of the relevant Indemnified Parties, which consent shall not be unreasonably withheld.

               (c) Axent and the Surviving Corporation shall honor and fulfill in all respects the indemnification obligations of Raptor pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with Raptor's directors and officers existing on the date hereof.

               (d) The provisions of this Section 4.19 shall survive the consummation of the Merger at the Effective Time, is intended for the irrevocable benefit of Raptor, the Surviving Corporation, the Indemnified Parties and the Officer Employees as third party beneficiaries, shall be binding on all successors and assigns of Axent or the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Officer Employees.

               (e) This Section 4.19 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and the Officer Employees and shall be binding on all successors and assigns of Raptor, Axent and the Surviving Corporation. Each of the Indemnified Parties and the Officer Employees shall be entitled to enforce the covenants contained in this Section 4.19 and Axent acknowledges and agrees that each Indemnified Party and Officer Employee would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants.


                                    ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1   CONDITIONS TO EACH PARTY'S OBLIGATIONS.

         The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

               (a) this Agreement and the Merger shall have received the Requisite Raptor Shareholder Approval by Raptor Shareholders and the Requisite Axent Shareholder Approval by Axent Shareholders;

               (b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

              (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting in a materially adverse way Axent's conduct or operation of the business of the Surviving Corporation after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

               (d) Axent shall have received all permits and other authorizations required under applicable state securities laws for the issuance of the Merger Shares;

               (e) Axent shall have received the written opinion of its counsel and Raptor shall have received the written opinion of counsel to Raptor, substantially in the forms attached hereto as EXHIBITS H and I respectively, to the effect that the Merger will be treated for federal income tax purposes as either (i) a reorganization within the meaning of Sections 368(a)(i)(A) and 368(a)(2)(E) of the Code or (ii) if the Surviving Corporation is liquidated or merged upstream into Axent after the Merger and if such liquidation or merger is determined to be pursuant to the overall plan of reorganization contemplated hereby, as a tax-free reorganization within the meaning of Section 368(a)(1)(A) or 368(a)(1)(C) of the Code, depending upon whether the Surviving Corporation is merged upstream or liquidated after the Merger (in rendering such opinions counsel may rely upon customary representations and certificates of Axent, the Transitory Subsidiary, Raptor and certain of their Shareholders, in a form reasonably satisfactory to such counsel);

               (f) the Merger Shares shall have been approved for quotation on The Nasdaq National Market upon official notice of issuance.

         5.2   CONDITIONS TO OBLIGATIONS OF AXENT AND THE TRANSITORY SUBSIDIARY.

         The obligation of each of Axent and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

               (a) Raptor shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, results of operations of Raptor or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

               (b) The representations and warranties of Raptor set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and Axent shall have received a certificate signed on behalf of Raptor by the chief executive officer or chief financial officer of Raptor to that effect;

               (c) Axent shall have received a "comfort letter" dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from Coopers & Lybrand L.L.P., auditors for Raptor, addressed to Axent in a customary form reasonably satisfactory to Axent;

               (d) Axent and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director of Raptor;

               (e) Axent shall have received a written opinion from Coopers & Lybrand L.L.P., dated as of the Closing Date, stating that the Merger will qualify as a "pooling of interests" transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the Merger is consummated in accordance with this Agreement;

               (f) Raptor shall have executed and delivered the Stock Option Exchange Agreements, the form of which is attached hereto as EXHIBIT G; and

               (g) each Raptor Affiliate shall have executed and delivered an Affiliate's Agreement, the form of which is attached hereto as EXHIBIT C.


         5.3   CONDITIONS TO OBLIGATIONS OF RAPTOR.

         The obligation of Raptor to consummate the Merger is subject to the satisfaction of the following additional conditions:

         (a) Axent and the Surviving Corporation shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices referred to in Section 4.2, except for any of which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, results of operations of Axent of the Surviving Corporation or the ability of the Parties to consummate the transactions contemplated by this Agreement.

               (b) The representations and warranties of Axent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and Raptor shall have received a certificate signed on behalf of Axent by the chief executive officer or chief financial officer of Axent to that effect;

               (c) Raptor shall have received a "comfort letter" dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from Coopers & Lybrand L.L.P., auditors for Axent, addressed to Raptor in a customary form reasonably satisfactory to Raptor;

               (d) Raptor shall have received a written opinion from Coopers & Lybrand L.L.P., dated as of the Closing Date, stating that the Merger will qualify as a "pooling of interests" transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the Merger is consummated in accordance with this Agreement;

               (e) Axent shall have executed and delivered the Stock Option Exchange Agreements, the form of which is attached hereto as EXHIBIT G;

               (f) Each Axent Affiliate shall have executed and delivered an Affiliate's Agreement, the form of which is attached hereto as EXHIBIT D; and

               (g) Axent shall have fixed the number of its directors at seven and duly elected or appointed Robert Steinkrauss, Shaun McConnon and Robert Schecter to its Board of Directors as required by Section 4.16 of this Agreement.

                                   ARTICLE VI
                                   TERMINATION

         6.1   TERMINATION OF AGREEMENT.

         The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Shareholder Approval) as provided below:

               (a) the Parties may terminate this Agreement by mutual written consent;

               (b) Axent may terminate this Agreement by giving written notice to Raptor in the event that Raptor is in breach, and Raptor may terminate this Agreement by giving written notice to Axent and the Transitory Subsidiary in the event that Axent or the

         Transitory Subsidiary is in breach, of any material representation, warranty, or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

               (c) (i) any Party may terminate this Agreement by giving written notice to the other Parties at any time after Raptor Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Raptor Shareholder Approval; and (ii) any Party may terminate this Agreement by giving written notice to the other Parties at any time after Axent Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Axent Shareholder Approval (provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party which has not complied with its obligations under Sections 6.2 and 7.10, as applicable, of this Agreement);

               (d) any party may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before May 15, 1998 (provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

               (e) by either Axent or Raptor if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired;

               (f) by Axent if (i) the Board of Directors of Raptor shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Axent; (ii) an Acquisition Proposal to which Raptor is a party shall have taken place or the Board of Directors of Raptor shall have recommended such an Acquisition Proposal (or a proposal or offer therefor) to the stockholders of Raptor or shall have publicly announced its intention to recommend such an Acquisition Proposal (or a proposal or offer therefor) or to engage in an Acquisition Proposal; or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Raptor Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Axent or an affiliate thereof) and the Board of Directors of Raptor shall have (A) recommended that the stockholders of Raptor tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer; or

               (g) by Raptor, if the Board of Directors of Raptor recommends to the holders of Raptor Common Stock approval or acceptance of an Acquisition Proposal by a person other than Axent, but only in the event that the Board of Directors of Raptor, after consultation with and based upon the advice of its legal counsel, has determined in good faith that such action is necessary for the Board of Directors of Raptor to comply with its fiduciary duties to its stockholders under applicable law.


         6.2   EFFECT OF TERMINATION.

               (a)   If this Agreement is terminated (i) by Axent pursuant to
         Section 6.1(f), or (ii) by Raptor pursuant to Section 6.1(c) as a result of the failure to receive the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of Raptor at the Raptor Stockholders Meeting, or (iii) by Raptor pursuant to
         Section 6.1(g) or (iv) by Axent pursuant to Section 6.1(c) as a result of the failure to receive the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of Raptor at the Raptor Stockholders Meeting, and, in the case of a termination by Axent pursuant to Section 6.1(c) or by Raptor pursuant to Section 6.1(c) at the time of the event giving rise to the right of Axent to terminate under such Section 6.1(c) or the right of Raptor to terminate under such Section 6.1(c), an Acquisition Proposal involving Raptor shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned and Raptor shall subsequently consummated such Acquisition Proposal within 270 days of the termination of this Agreement, Raptor shall pay in cash to Axent a termination fee equal to $8,850,316 (the "Raptor Termination Fee").

               (b) The Raptor Termination Fee shall be paid in cash in immediately available funds. If the Raptor Termination Fee is triggered by a right to terminate this Agreement pursuant to Sections 6.1(f) or 6.1(g), such fee shall be paid prior to and as a condition precedent to the effectiveness of such termination. If the Raptor Termination Fee is triggered by the right to terminate this Agreement pursuant to Section 6.1(c), such fee shall be paid prior to and as a condition precedent to the consummation of such Acquisition Proposal.

               (c) In no event shall Raptor be required to pay to Axent any Raptor Termination Fee, if, immediately prior to the applicable termination of this Agreement, Axent was in material breach of any of its material obligations under this Agreement.

               (d) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.



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

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1   NO THIRD PARTY BENEFICIARIES.

         Except as set forth herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning issuance of the Merger Shares are intended for the benefit of the holders of Raptor Common Stock or Options.

         7.2   ENTIRE AGREEMENT.

         This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof including without limitation the Nondisclosure Agreement by and between Axent and Raptor dated September 3, 1997.

         7.3   SUCCESSION AND ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of Axent.

         7.4   COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         7.5   HEADINGS.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.6   NOTICES.

         All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:



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

         If to Raptor:

           Raptor Systems, Inc.
           69 Hickory Drive
           Waltham, MA 02154
           Attn: Robert A. Steinkrauss

         Copies to:

           Goodwin, Procter & Hoar LLP
           Exchange Place
           Boston, MA 02109
           Attn: John J. Egan III, Esq.

         If to Axent:

           Axent Technologies, Inc.
           2400 Research Boulevard, Suite 200
           Rockville, MD 20850
           Attn:  John C. Becker

         Copy to:

           Piper & Marbury L.L.P.
           1200 Nineteenth Street, N.W.
           Washington, D.C.  20036
           Attn:  Edwin M. Martin, Jr., Esq.

         If to the Transitory Subsidiary:

           Axquisition Two, Inc.
           2400 Research Boulevard, Suite 200
           Rockville, MD 20850
           Attn:  John C. Becker

         Copy to:

           Piper & Marbury L.L.P.
           1200 Nineteenth Street, N.W.
           Washington, D.C.  20036
           Attn: Edwin M. Martin, Jr., Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         7.7   GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Each of Axent and Raptor hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to the service of process in such Delaware Courts, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

         7.8   AMENDMENTS AND WAIVERS.

         The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         7.9   SEVERABILITY.

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         7.10  EXPENSES.

         Except as set forth in Section 6.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Axent and Raptor shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

         7.11  SPECIFIC PERFORMANCE.

         Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. The prevailing party in any such action shall be entitled to recover from the other party its reasonable attorneys' fees, costs and expenses incurred in connection with regard to such action.

         7.12  CONSTRUCTION.

         The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         7.13  INCORPORATION OF EXHIBITS AND SCHEDULES.

         The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         7.14  NON-SURVIVABILITY OF PROVISIONS.

         No portion of Article 2, Article 3, Sections 4.1 through 4.7, Article 5 or Article 6 shall survive the Closing. All other provisions of this Agreement shall survive the Closing but only in accordance with their terms. Neither Party nor any of such Party's stockholders, directors, officers, representatives or agents shall have any recourse or rights or remedies against the other

Party or any of the other Party's shareholders, stockholders, directors, officers, representatives or agents regarding any representations or warranties or Sections 4.3, 4.4 and 4.7 set forth in this Agreement, absent fraud. The Party alleging fraud shall bear the burden of proving fraud.

                                    * * * *



                         [signatures on following page]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                              AXENT TECHNOLOGIES, INC.

                                   /s/ John C. Becker
                              By:      John C. Becker
                              Title:   President and Chief Executive Officer



                              AXQUISITION TWO, INC.

                                    /s/ John C. Becker
                              By:       John C. Becker
                              Title:    President



                              RAPTOR SYSTEMS, INC.

                                   /s/ Shawn McConnon
                              By:      Shawn McConnon
                              Title:   Chief Executive Officer